UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2010

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the transactions described in Item 3.01 below, on December 8, 2010, ADC Telecommunications, Inc.("ADC") entered into a first supplemental indenture with U.S. Bank National Association related to the indenture dated as of June 4, 2003 between ADC and U.S. Bank National Association, as trustee, providing for the issuance of up to $200,000,000 aggregate principal amount of ADC's floating rate convertible subordinated notes due during 2013 (the "2013 Convertible Notes"). Pursuant to the first supplemental indenture, the 2013 Convertible Notes no longer are convertible into shares of ADC common stock and instead are convertible into an amount of cash consideration that the holder would have received in connection with the transaction described below in Item 3.01 below if the given 2013 Convertible Notes would have been converted immediately prior to the Merger (as defined in Item 3.01 below).

In connection with the transactions described in Item 3.01 below, on December 8, 2010, ADC also entered into a first supplemental indenture with U.S. Bank National Association related to the indenture dated as of December 26, 2007 between ADC and U.S. Bank National Association, as trustee, providing for the issuance of up to $225,000,000 aggregate principal amount of ADC's convertible subordinated notes due during 2015 (the "2015 Convertible Notes"). Pursuant to the first supplemental indenture, these 2015 Convertible Notes no longer are convertible into shares of ADC common stock and instead are convertible into an amount of cash consideration that the holder would have received in connection with the transaction described below in Item 3.01 below if the given 2015 Convertible Notes would have been converted immediately prior to the Merger.

Finally, in connection with the transactions described in Item 3.01 below, on December 8, 2010, ADC entered into a first supplemental indenture with U.S. Bank National Association related to the indenture dated as of December 26, 2007 between ADC and U.S. Bank National Association, as trustee, providing for the issuance of up to $225,000,000 aggregate principal amount of ADC's convertible subordinated notes due during 2017 (the "2017 Convertible Notes" and, collectively with the 2013 Convertible Notes and the 2015 Convertible Notes, the "Convertible Notes"). Pursuant to the first supplemental indenture, these 2017 Convertible Notes no longer are convertible into shares of ADC common stock and instead are convertible into an amount of cash consideration that the holder would have received in connection with the transaction described below in Item 3.01 below if the given 2017 Convertible Notes would have been converted immediately prior to the Merger.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the transactions described in Item 3.01 below, the loan and security agreement between ADC, certain subsidiaries of ADC, and Wachovia Bank, National Association dated December 18, 2009 (the "Loan Agreement"), which provided ADC with a revolving credit facility in the initial principal amount of up to $75 million, was amended on December 7, 2010 to facilitate the termination of the Loan Agreement. In connection with the amendment, on December 8, 2010 ADC delivered a termination agreement that terminated the Loan Agreement effective December 9, 2010.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The disclosure under Item 1.01 is incorporated herein by reference. The consummation of the Offer described below under Item 3.01 constituted a "Fundamental Change" under the indentures relating to ADC’s 2015 Convertible Notes and 2017 Convertible Notes and a "Change in Control" under the indenture relating to ADC's 2013 Convertible Notes. As a result, holders of the Convertible Notes have the right (1) to require ADC to repurchase their Convertible Notes at their principal amount plus accrued and unpaid interest on a date specified by ADC or (2) to convert their Convertible Notes pursuant to the applicable indenture for cash at the then applicable conversion rate under the applicable indenture, as may be adjusted under the applicable indenture.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 12, 2010, ADC entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), with Tyco Electronics Ltd., a Swiss company ("Parent"), and Parent’s indirect wholly-owned subsidiary, Tyco Electronics Minnesota, Inc., a Minnesota corporation ("Purchaser").

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Purchaser commenced a tender offer (the "Offer") on July 26, 2010 to acquire all of the outstanding common shares of ADC at a purchase price of $12.75 per share in cash, without interest, less applicable withholding taxes (the "Consideration"), upon the terms and subject to the conditions set forth in the offer to purchase dated July 26, 2010 (the "Offer to Purchase"), and the related letter of transmittal, each as amended or supplemented from time to time.

On December 8, 2010, Parent completed the Offer. According to BNY Mellon Shareowner Services, the depositary for the Offer, as of that time, a total of 84,333,859 ADC common shares were validly tendered and not withdrawn in the Offer, which represented 86.8% of all issued and outstanding ADC common shares. Further, an additional 4,794,355 ADC common shares were validly tendered and not withdrawn in the Offer subject to notices of guaranteed delivery and the actual delivery of such shares to the depositary. Purchaser has accepted for payment all ADC common shares that were validly tendered and not withdrawn, and payment for such shares has been or will be made promptly, in accordance with the terms of the Offer. Parent provided sufficient funds to Purchaser to acquire all of the outstanding ADC common shares.

On December 9, 2010, pursuant to the terms of the Merger Agreement, Purchaser exercised its top-up option to purchase directly from ADC an additional number of ADC common shares that, when combined with the shares Purchaser purchased in the Offer, were sufficient to give Purchaser ownership of more than 90% of the then outstanding ADC common shares. Pursuant to the exercise of this top-up option, Purchaser purchased directly from ADC a total of 54,555,863 newly issued ADC common shares (the "Top-Up Shares") at a price of $12.75 per share, paid for by cash in the aggregate amount of $10,911,172.60 and by delivery of a promissory note issued to ADC in the aggregate amount of $684,676,080.65. Following the purchase of the Top-Up Shares, on December 9, 2010, Purchaser effected a short-form merger (the "Merger") of Purchaser with and into ADC under Minnesota law, without the need for a meeting of the Company’s shareholders, with ADC surviving as an indirect wholly-owned subsidiary of Parent.

At the effective time of the Merger, subject to dissenters' rights, each issued and outstanding ADC common share that was not tendered pursuant to the Offer was canceled and converted into the right to receive the Consideration. As a result of the Merger, ADC no longer fulfills the numerical listing requirements of The Nasdaq Global Select Stock Market ("Nasdaq").

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure under Item 3.01 is incorporated herein by reference. The Top-Up Shares were offered and sold to Purchaser in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 3.03 Material Modifications to Rights of Security Holders.

At the effective time of the Merger, subject to dissenters' rights, each issued and outstanding ADC common share was converted into the right to receive the Consideration. At the effective time of the Merger, ADC shareholders immediately prior to the effective time ceased to have any rights as shareholders in ADC (other than their right to receive the Consideration or exercise dissenters' rights).

Item 5.01 Changes in Control of Registrant.

Upon Purchaser's completion and acceptance of the Offer, a change of control of ADC occurred and upon consummation of the Merger ADC has become an indirect wholly-owned subsidiary of Parent. The disclosure under Item 3.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, the new directors of ADC who are replacing all former directors of ADC are Harold G. Barksdale, Mario Calastri, and Richard J. Suminski. The new officers of ADC are Alan Clarke, President, Eric J. Resch, Vice President, Tax, Mario Calastri, Vice President & Assistant Treasurer, Harold G. Barksdale, Vice President & Secretary, Driscoll Nina, Vice President, J. William McArthur, Jr., Vice President, Thomas G. Ernst, Vice President & Assistant Treasurer, Michael Soland, Vice President & Assistant Treasurer, Richard J. Suminski, Vice President, Luke F. Whitebread, Vice President, Barbara Krauter, Assistant Secretary, and Janine M. Bryant, Assistant Secretary. All former officers of ADC resigned effective upon the Merger, except that Steven Nemitz and Jason Cohen will continue to serve as ADC's Vice President, Controller and Vice President, Treasurer, respectively, for a short transition period following the Merger.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

December 9, 2010	By:	Steven G. Nemitz

Name: Steven G. Nemitz
Title: Vice President, Controller